SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC  20549



                            FORM 8-K


                         CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(D) OF THE

                 SECURITIES EXCHANGE ACT OF 1934



       April 21, 1998                             0-26392
Date of Report (Date of Earliest        Commission File Number
       Event Reported)


                      LEVEL 8 SYSTEMS, INC.
     (Exact Name of Registrant as Specified in its Charter)


          New York                              11-2920559
(State or other jurisdiction                 (I.R.S. Employer
      of incorporation)                    Identification Number)




                         One Penn Plaza
                           Suite 3401
                 New York, New York  10119-0002
       (Address of Principal Executive Offices) (Zip Code)




                         (212) 244-1234
       (Registrant's telephone number, including area code)










Item 2.   Acquisition or Disposition of Assets

     On April 6, 1998, Level 8 Systems, Inc.("Level 8") sold its wholly owned subsidiary, ProfitKey International, Inc.("ProfitKey"), a Delaware corporation to ProfitKey Acquisition, LLC (the "Buyer"), a Delaware limited liability company which is a wholly owned subsidiary of Platinum Equity Holdings. Under the terms of the Asset Purchase Agreement (the "Agreement"), Level 8 received a cash payment of $463,615 at the Closing and a $2,000,000 promissory note of the Buyer, secured by the assets of the Buyer. Under the Agreement, the Buyer will take possession of all cash and cash equivalents, all inventories, all accounts and notes receivable, all equipment, furniture, fixtures and leasehold improvements and other tangible personal property of ProfitKey as of the closing date, all intellectual property including trademarks, trade names and all rights in and to the source code for the software programs "Rapid Response Manufacturing" and "Rapid Response Manufacturing Client Server" and all other tangible and intangible personal property and prepaid expenses of ProfitKey. The Buyer shall assume the liabilities and obligations of ProfitKey relating to the business to the extent that the same are accrued or reserved for on the balance sheet on the closing date with the exception of any inter-company obligations between ProfitKey and Level 8 or any other Level 8 subsidiary.

     ProfitKey is a provider of Enterprise Resource Planning software for the make-to-order manufacturing marketplace.

     As a result of the sale of Profitkey, Level 8 will incur a one-time charge to earnings of approximately $1.3 million.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)-(b)  Financial Statements, Pro Forma Financial
               Information

     The financial statements and pro forma financial information required by this item are not included herewith; they are expected to be filed by amendment on or before June 19, 1998.

     (c)  Exhibits

     1.   Asset Purchase Agreement, dated March 31, 1998, between
          ProfitKey International, Inc.,Level 8 Systems, Inc.,and
          ProfitKey Acquisition, LLC.





                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              LEVEL 8 SYSTEMS, INC.
                                   (Registrant)

Dated:  April 21, 1998        By: /s/ Joseph J. Di Zazzo
                                Name:  Joseph J. Di Zazzo
                                Title: Chief Financial Officer